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                                  HBO & COMPANY
                     NON-QUALIFIED STOCK OPTION AGREEMENT 2


THIS STOCK OPTION AGREEMENT, entered into as of this 30th day of April, 1991 by and between HBO & COMPANY, a Delaware corporation (the "Company"), and Holcombe
T. Green, Jr. ("Optionee").

                              W I T N E S S E T H:

     In order to promote the long term interests of the Company and to encourage stock ownership and in consideration of the mutual covenants herein, it is agreed between Optionee and the Company as follows:

     1. GRANT OF OPTION. Upon and subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants to Optionee the right and option to purchase One Hundred Thousand shares (100,000) of the Company's common stock, $0.05 per value, (the "Option"). The Option shall expire and not be exercisable after March 21, 2000, and in no event shall be exercisable after ten (10) years from the date of grant hereof.

     2. PURCHASE PRICE. The price per share to be paid by Optionee for the shares subject to this Option shall be Ten Dollars and Thirteen cents ($10.13).

     3. EXERCISE TERMS. Optionee may exercise this Option at any time prior to the expiration of the Option, in accordance with the following vesting scheduling:


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          Number of Shares         Exercisable on or After
          ----------------         -----------------------

               20,000                   April 30, 1991

               20,000                   April 30, 1992

               20,000                   April 30, 1993

               20,000                   April 30, 1994

               20,000                   April 30, 1995

In the event this Option is not exercised with respect to all or any part of the shares subject to this Option before such expiration, the shares with respect to which this Option was not exercised in accordance with the stated schedule shall no longer be subject to this Option.

     4. OPTION NON-TRANSFERABLE. This Option and all rights hereunder are not assignable nor transferable by Optionee otherwise than by will or the laws of descent and distribution, and during Optionee's lifetime this Option is exercisable only by him.

     5. NOTICE OF EXERCISE OF OPTION. This Option may be exercised only by written notice given to the Secretary of the Company, at its Corporate Headquarters, specifying the number of shares of stock with respect to which this Option is then being exercised, accompanied by a check payable to the order of the Company, in an amount equal to the option price of each share of stock being purchased upon such exercise. This Option may be exercised in whole or in part at any time or from time to time on any business day of the Company during the period this Option is exercisable. Optionee shall not have any rights of a stockholder


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with respect to shares of stock subject to this Option until such shares are purchased upon exercise of this Option and duly issued pursuant to all requisite corporate action.

     6. ADJUSTMENT IN OPTION. In the event that the outstanding shares of common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of a merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend occurring between the date of grant of this Option and prior to complete exercise of this Option, the number of shares subject to the Option shall be appropriately adjusted by the Company.

     7. TERMINATION. In the event that Optionee shall no longer be a Director of the Company, for any reason, other than a termination by reason of death, this Option shall forthwith terminate. In the event of termination because of death, Optionee or his legatee or personal representatives may exercise this Option at any time within twelve (12) months after such termination, but in no event after ten (10) years from the date of grant hereof.

     8. INVESTMENT INTENTION. Solely for the purpose of enabling the Company to comply with any applicable blue sky laws (the "Acts"), at any time of exercise of this Option, in whole or in part, Optionee agrees to deliver to the Company an appropriate investment letter or letters prepared by counsel for the Company


                               Page 23 of 27 Pages

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stating that he is purchasing the shares to be issued upon the exercise of this
Option for investment purposes for his own account and not with any present intention to resell or distribute such shares, and Optionee agrees that the certificate for such shares to be delivered to him may be stamped with restrictive legends to this effect. However, if the shares underlying this Option shall at any time be registered under the Acts, or if such shares may, in the opinion of counsel for the Company, be sold without registration under said Acts, the Company shall release Optionee from this investment representation and remove the restrictive legend from such shares.

     9. PAYMENT OF TAXES. If, in connection with the exercise of this Option, the Company is required to withhold income taxes from the employee, payment for these taxes must be made in conjunction with payment for the Option shares themselves.

     10. BINDING AGREEMENT. This Agreement shall be binding upon the Company and its successors and assigns.

     IN WITNESS WHEREOF, the Company and Optionee have affixed their duly authorized signatures hereto as of the date first above written.

                         HBO & COMPANY

                         BY: /S/ Thomas H. Muller, Jr.
                             -------------------------

                         OPTIONEE: /S/ Holcombe T. Green, Jr.
                                   --------------------------


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